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            ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                         PREFERRED LOAN ENDORSEMENT


This Endorsement is a part of the Policy or certificate to which it is attached.

While this Endorsement is in force, the interest rate credited to that portion of the Policy value equal to existing debt will not be less than 7-1/2% after the tenth Policy anniversary.

You may cancel this Endorsement at any time on written request. This Endorsement will be canceled if the Paid-Up Life Insurance Option is elected.


Signed for the Company at Dover, Delaware




    /s/ Richard M. Reilly                         /s/ Abigail M. Armstrong
          President                                       Secretary


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               ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY
                        EXCHANGE TO TERM INSURANCE RIDER

This endorsement is a part of the policy to which it is attached if it is listed in the schedule of benefits and premiums.

EXERCISE OF EXCHANGE OPTION
Upon written request, this policy may be exchanged for a five year non-convertible term insurance policy under the following conditions:
  -  The policy is in force and has not lapsed;
  - The written request is received by the Company prior to the third policy anniversary;
  - The Company receives satisfactory evidence of insurability showing the insured is an insurable risk;
  - The original owner of the policy is a corporation or corporate grantor trust and the ownership has not been changed;
  - In the case of a policy issued to a corporate-owned benefit plan, the written request to exchange includes all policies issued to the plan by the Company;

THE NEW POLICY DESCRIPTION
The date of issue of the five year non-convertible term policy will be the date written request to exchange is received at the Principal Office. The term insurance benefit will be the face amount of this certificate less debt on the date the written request for exchange is received in the Principal Office. The Company, at its discretion, may decline to include in the new policy any riders.

EXCHANGE CREDIT
An exchange credit will be paid to the owner. The credit will be the surrender value of the policy plus the surrender charge in effect on the date the written request is received in the Principal Office.

SURRENDER OF THE POLICY
If the policy is surrendered while this endorsement is in effect, the Company will pay the exchange credit to the owner in lieu of the surrender value.

TERMINATION
This endorsement will terminate on the first to occur of:
  -  The third policy anniversary;
  -  The lapse or maturity of the policy;
  -  Upon written request by the owner to terminate this endorsement;
  -  Exercise of this option to exchange to term insurance; or
  -  Assignment of ownership of this policy.

GENERAL
Except as otherwise provided, all of the provisions and conditions of the existing certificate apply to this endorsement.

IN WITNESS WHEREOF, the Company has, by its president and secretary, executed this endorsement in Worcester, Massachusetts.


    /s/ Richard M. Reilly                         /s/ Abigail M. Armstrong
          President                                       Secretary